UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 6, 2007
ASPECT MEDICAL SYSTEMS, INC.

(Exact name of registrant as specified in charter)

Delaware	000-24663	04-2985553

(State or other juris- diction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Upland Road
Norwood, Massachusetts	02062

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (617) 559-7000

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐      Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     On July 6, 2007, Aspect Medical, Inc. (“Aspect Medical”) issued a press release announcing that it will repurchase 2,500,000 shares of its common stock, $0.01 per share (“Aspect Medical Common Stock”), held of record by Boston Scientific Corporation (“Boston Scientific Corporation”) in accordance with the terms of the previously-announced Termination and Repurchase Agreement entered into by Aspect Medical and Boston Scientific Corporation on June 11, 2007 (the “Agreement”). Aspect Medical is repurchasing such shares of Aspect Medical Common Stock at a repurchase price of $15.06 per share, which, in accordance with the terms of the Agreement, represents the greater of $15 per share and the average of the closing prices of Aspect Medical Common Stock over the 10 trading days up to and including the date Aspect Medical exercised its right to repurchase such shares of Aspect Medical Common Stock. The closing for the repurchase of such shares of Aspect Medical Common Stock is expected to take place on or about July 10, 2007.
     Following the repurchase, Boston Scientific’s holdings in Aspect Medical Common Stock will be approximately 1,513,000 shares.
      A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits

99.1	Press release dated July 6, 2007

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 6, 2007	ASPECT MEDICAL SYSTEMS, INC.
	By:	/s/ Nassib G. Chamoun
		Name:	Nassib G. Chamoun
		Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated July 6, 2007